Exhibit 99.6

PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net Income to Non-GAAP EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	May 1, 2016	May 3, 2015	May 1, 2016	May 3, 2015

GAAP Net Income (a)	$14,153	$12,156	$37,653	$19,298

Add: interest expense	964	1,233	2,138	2,603
Add (less): income tax expense (benefit)	(2,326)	1,252	1,374	4,386
Add: depreciation and amortization	20,073	19,293	40,530	39,900
Add: special items (b)	976	912	1,873	2,738
Non-GAAP EBITDA	$33,840	$34,846	$83,568	$68,925

(a)	Includes net income attributable to noncontrolling interests, and in the six months ended May 1, 2016 includes gain on sale of investment in a foreign entity

(b)	Special items consist of stock compensation expense, and in the six months ended May 3, 2015 includes financing expenses in connection with the exchange of $57.5 million of 3.25% convertible senior notes